News Release

Exhibit 99.1

B&W Announces Completion of Rights Offering

(CHARLOTTE, N.C. – May 1, 2018) – Babcock & Wilcox Enterprises, Inc. (“B&W”) (NYSE: BW) announced today the completion of its previously announced rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on April 30, 2018. Pursuant to the rights offering, B&W distributed one nontransferable subscription right to purchase 2.8 common shares at a subscription price of $2.00 per share for each common share held as of 5:00 p.m., New York City time, on March 15, 2018.

Subscribers in the rights offering, including Vintage Capital Management, LLC (“Vintage”), subscribed for approximately 100.9 million common shares, or 81.2% of the approximately 124.3 million common shares available, pursuant to their basic subscription privileges. Pursuant to the rights offering and the transactions contemplated by the standby purchase agreement between B&W and Vintage, Vintage also purchased the remaining 23.4 million common shares available in the rights offering pursuant to its backstop commitment.

The rights offering generated aggregate gross proceeds of approximately $248.5 million. B&W expects to use a substantial portion of the net proceeds from the rights offering to repay in full all of the indebtedness outstanding and its other obligations under its second lien term loan. B&W intends to use the remaining proceeds for working capital purposes.

B&W expects the subscription agent to distribute the common shares purchased in the rights offering on or about Thursday, May 3, 2018.

About B&W
Headquartered in Charlotte, N.C., Babcock & Wilcox is a global leader in energy and environmental technologies and services for the power and industrial markets, and has been transforming our world for 150 years. Follow us on Twitter @BabcockWilcox and learn more at www.babcock.com.

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Investor Contact:	Media Contact:
Chase Jacobson	Ryan Cornell
Vice President, Investor Relations	Public Relations
Babcock & Wilcox	Babcock & Wilcox
704.625.4944 | investors@babcock.com	330.860.1345 | rscornell@babcock.com